UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 3, 2007 (September 27, 2007)

Wonder Auto Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 16 Yulu Street
Taihe District
Jinzhou City, Liaoning
People’s Republic of China, 121013
(Address of Principal Executive Offices)

(86) 0416-2661186
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 27, 2007, Jinzhou Halla Electrical Equipment Co., Ltd. (“Jinzhou Halla”), a wholly-owned subsidiary of Wonder Auto Technology, Inc. (the “Company”), entered into a Credit Facility Agreement (the “Credit Facility Agreement”) with the Bank of China Jinzhou Tiebei branch (the “Bank”) pursuant to which the Bank has agreed to provide Jinzhou Halla a RMB 80 million (approximately US$10.67 million) revolving credit facility. The Credit Facility Agreement permits Jinzhou Halla to request loans under the line of credit facility until September 24, 2008. A separate agreement will be entered into each time advances are made pursuant to the Credit Facility Agreement.As of the date of this report, Jinzhou Halla has borrowed RMB 30 million (approximately $4 million) from the Bank pursuant to the Credit Facility Agreement.

In connection with the Credit Facility Agreement, on September 27, 2007, Jinzhou Halla entered into a Mortgage Agreement (the “Mortgage Agreement”) with the Bank to secure its obligations under the Credit Facility Agreement. The mortgaged properties, including land and equipment, have a value of RMB 93.75 million (approximately $12.50 million) (the “Mortgaged Properties”). If the value of the Mortgaged Properties decreases at any time before the full repayment of the secured obligations, the Bank may require Jinzhou Halla to pledge additional collateral to cover the deficiency in value. The validity of the Mortgage Agreement is not affected by the validity of the Credit Facility Agreement.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Credit Facility Agreement and Mortgage Agreement or the transactions contemplated thereby or a complete explanation of the material terms thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: October 3, 2007

/s/ Qingjie Zhao
Chief Executive Officer